Question 7.c)
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Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

                                                                Is this the
Series                                                          last filing
Number               Series Name                              for this series?
                                                                 (Y or N)
129   Goldman Sachs MLP Energy Infrastructure Fund                     N
148   Goldman Sachs MLP and Energy Fund				       N


 Please refer to the Annual Report to Shareholders to be filed on Form
  N-CSR for additional information concerning the funds.